Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D with respect to the shares of SHL Telemedicine Ltd. dated as of December 15, 2025, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

December 15, 2025

DANBAR FINANCE LTD.

	By:	/s/ Nir Rotenberg
	Name:	Nir Rotenberg
	Title:	Director

MIRI WULKAN

/s/ Miri Wulkan

NIR ROTENBERG

/s/ Nir Rotenberg